Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

YEAR END OF FISCAL 2008

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
813.637.6900	813.637.6900

•	NET REVENUES INCREASED OVER 15% TO $16.5 MILLION

•	TWO CONSECUTIVE YEARS OF INCOME FROM OPERATIONS

•	POSITIVE OPERATING CASH FLOW

TAMPA, FL–March 16, 2008 –Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services announced financial results for the year ended December 26, 2008.

Net revenues for the 52-week period increased over 15% to approximately $16.5 million, compared to approximately $14.4 million for the same period last year. The increases in revenue primarily related to the continued expansion of services to existing customers, customer growth, and the new customers resulting from marketing efforts. Costs of revenue, which consist primarily of labor, software amortization, technology, facilities, postage, freight, and packing supplies increased by approximately $1 million or 10%, to approximately $11.9 million compared to approximately $10.9 million for the same period last year. Cost of revenue decreased as a percentage of revenue by approximately 4%. This resulted primarily from increased order / transaction volume, increase of technology staff to accommodate new contracts, increased orders flowing through the Company’s North America distribution network, improved margins as the Company capitalizes on growth, and improved supplier contracts with increased purchase volume. General and administrative expense increased by approximately $0.9 million or 24% to approximately $4.4 million compared with costs of approximately $3.5 million last year. The increase was primarily related to increased personnel and other overhead expenses related to the sales and marketing plan, increases in infrastructure cost to support the current and expected growth, e-commerce marketing and management, increased cost for recruitment of new employees, and costs related to a new investor relations program. The Company reported a net loss of approximately $194,800, or $(0.01) per weighted average share, compared with a net loss of $360,000 or $(0.03) per weighted average share for the same period last year.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc., commented, “Jagged Peak was successful in accomplishing its major strategic initiatives of 2008. Management understands that tough economic conditions of the market exist, however we intend to continue with our entrepreneurial goals of expanding our services and enhancing our EDGE products offered to our customers. Jagged Peak has introduced several complementary new services to its current catalog to become a vertically integrated full service provider. An example of our services is on line marketing support and online map and brand pricing activity monitoring service (Brand Weasel) in a direct response to the market and our e-commerce customers. We continue to heavily invest in our product and expect to launch a new, fully integrated order management, warehouse management and transportation management system in the second quarter of 2009. In addition, we continue to develop template sites, which will enable customers to quickly deploy our software solutions and expand their sales channels. We are optimistic with the present market opportunities and continued penetration of our products and services to these clients.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “We have expanded our distribution network to a total of 7 locations in North America and expect to expand to 3 additional locations in 2009. We continue to expand without significant capital investments or the requirement of a significantly larger administrative structure. We are beginning to capitalize on our continued growth and our recurring revenue model, which has also increased our operating margins.” Andrew J. Norstrud also commented, “Jagged Peak will be required to find a financing source in 2009 to refinance the Laurus debt and enable the Company to have the necessary short term liquidity capital to operate.”

EBITDA for the 52-week period ended December 26, 2008 was approximately $524,500 compared to approximately $337,300 in the comparable period of the prior year. The increase in the EBITDA directly relates to (i) increased gross margin in 2008 and (ii) increased revenue in 2008. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation. The Company believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. In order to provide consistent comparisons of year-over-year EBITDA, the following reconciliation is provided.

	For the period ended
	December 26, 2008	December 28, 2007
Net loss as reported	$(194,800)	$(360,000)
Income tax benefit	(65,900)	(158,600)
Interest expense	516,000	526,900
Depreciation and amortization	269,200	329,000

EBITDA	$524,500	$337,300

USE OF GAAP AND NON-GAAP MEASURES

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this report earnings “EBITDA,” with EBITDA being defined by the Company as earnings before interest, taxes, depreciation and amortization. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is a global provider of enterprise commerce, demand management, and fulfillment logistics solutions and services. The Company’s flagship product, EDGE (E-business Dynamic Global Engine), is a completely web-based software application that enables companies to automate and optimize order management, inventory and fulfillment business processes across multiple distribution points, customers, suppliers, and partners in real-time.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 26, 2008.

-Tables Follow-

Jagged Peak, Inc.

Statements of Operations

52-Week Period Ended

	12/26/2008	12/28/2007
Revenue	$16,564,700	$14,416,600

Cost of revenue	11,949,400	10,888,700

Gross profit	4,615,300	3,527,900

Selling, general and administrative expenses	4,360,000	3,519,600

Income from operations	$255,300	$8,300

Interest expense	(516,000)	(526,900)

Loss before income taxes	$(260,700)	$(518,600)

Provision for income tax benefit	(65,900)	(158,600)

Net loss	$(194,800)	$(360,000)

Net loss per common share	$(0.01)	$(0.03)

Weighted average number of common shares outstanding	14,648,914	14,200,768

Diluted loss per common share	$(0.01)	$(0.03)

Weighted average number of common shares and common equivalent shares outstanding	14,648,914	14,200,768

Jagged Peak, Inc.

Balance Sheets

	December 26, 2008	December 28, 2007
Assets
Current assets:
Cash	$126,500	$74,000
Accounts receivable, net of allowance for doubtful accounts of $230,000 and $130,000 at December 26, 2008 and December 28, 2007, respectively	1,923,800	2,503,400
Other receivables	135,000	122,000
Work in process, net of allowance of $30,000 at December 26, 2008 and December 28, 2007	149,700	195,900
Deferred tax asset	268,600	75,300
Other current assets	443,800	400,800

Total current assets	3,047,400	3,371,400

Property and equipment, net of accumulated depreciation of $1,885,700 and $1,683,000 at December 26, 2008 and December 28, 2007, respectively	327,400	387,400

Other assets:
EDGE application, net of accumulated amortization of $1,318,100 and $1,251,600 at December 26, 2008 and December 28, 2007, respectively	79,400	125,200
Deferred tax asset	1,138,700	1,266,100
Other assets	0	308,400

Total long-term assets	1,545,500	2,087,100

Total assets	$4,592,900	$5,458,500

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$1,641,500	$1,563,400
Accrued payroll and bonuses	407,800	472,500
Other accrued expenses	61,900	65,700
Revolving Note, $1,000,000 available at December 26, 2008	0	164,900
Deferred rent	34,900	25,500
Notes payable, current portion	1,415,000	540,000
Deferred revenue and customer deposits	600,200	602,300

Total current liabilities	4,161,300	3,434,300

Long-term liabilities:
Notes payable, net of current portion	0	1,415,000
Deferred rent, long term	57,200	94,000

Total long-term liabilities	57,200	1,509,000

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at December 26, 2008 and December 28, 2007
Common stock, $.001 par value; 70,000,000 shares authorized; 14,677,594 shares issued and outstanding at December 26, 2008, 14,627,594 shares issued and outstanding at December 28, 2007	14,800	14,700
Additional paid-in capital	3,388,400	3,334,500
Accumulated deficit	(3,028,800)	(2,834,000)

Total stockholders’ equity	374,400	515,200

Total liabilities and stockholders’ equity	$4,592,900	$5,458,500

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